Exhibit 99.2

1600 West Merit Parkway • South Jordan, UT  84095
Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:                                                                   May 2, 2007

Contact:                                                  Anne-Marie Wright, Vice President, Corporate Communications

Phone:                                                          (801) 208-4167  e-mail: awright@merit.com  Fax: (801) 253-1688

MERIT MEDICAL ANNOUNCES STOCK REPURCHASE PLAN

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology and radiology procedures, announced today that its Board of Directors has authorized the repurchase of up to five percent of the outstanding shares of the Company’s common stock.

Based on current shares outstanding as of May 1, 2007, the maximum purchase would be approximately 1.4 million shares.  This authorization is in addition to the previously announced repurchase of 344,084 shares that the Company announced on April 3, 2007.  The Company intends to make repurchases from time to time based on market conditions.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology and radiology.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 85 individuals.  Merit employs approximately 1,750 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Santa Clara, California;

Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; and Galway, Ireland.

Statements contained in this release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2006.  Such risks and uncertainties include product recalls and product liability claims; infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; termination of relationship with suppliers, or failure of suppliers to perform; unable to successfully manage growth through acquisitions; delays in obtaining regulatory approvals, or the failure to maintain such approvals; significant portion of our revenues are derived from a few products and procedures; development of new products and technology that could render Merit’s products obsolete, market acceptance of new products, introduction of products in a timely fashion, price and product competition, availability of labor and materials, cost increases, and fluctuations in and obsolescence of inventory; market price of our common stock has been and may continue to be volatile; foreign currency fluctuations; key personnel; work stoppage or transportation risks; modification or limitation of governmental or private insurance reimbursement, changes in health care markets related to health care reform initiatives; and other factors referred to in the Company’s 10-K and other reports filed with the Securities and Exchange Commission.  All subsequent forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.  Actual results may differ materially from anticipated results.  Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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